Exhibit 99.2

March 13, 2009

Dear Shareholders:

As you know, 2008 was a very challenging year for banks. We experienced unprecedented disruptions to world financial markets that have adversely affected the entire financial services industry, including community banks. Under these difficult circumstances, we posted strong interest and non-interest income, while continuing to pay quarterly dividends. Our 2008 earnings were $0.61 per diluted common share before recognizing a $40.3 million non-cash goodwill write-down as discussed below. We also continued to exceed the regulatory requirements of a “well-capitalized” bank.

Goodwill Impairment: Since 1997, we have acquired six community bank partners which generated goodwill on our books. GAAP accounting rules require an annual review of intangible assets and based on our review, we have concluded that we must write down the balance of our goodwill. As a result, we recorded a non-cash “impairment” charge, causing Hawthorn to report a net loss of $30.6 million in 2008. Excluding the impairment charge, Hawthorn Bancshares had consolidated earnings of $2.5 million, or $0.61 per diluted common share.

It is important to recognize that this goodwill impairment charge is a non-cash expense. It does not affect our cash position or other tangible assets. The write-down in book value was triggered by the broad decline in stock prices and does not reflect the ongoing revenue and income potential of these acquisitions.

Financial Condition: At year-end 2008, our non-performing loans were 2.46 percent of total loans. As a result, we added $8.2 million to the allowance for loan losses. The total allowance at year-end 2008 was $12.7 million, or 1.26 percent of outstanding loans. These actions, while reducing 2008 income, allow us to be properly reserved.

Income: Due to the non-cash goodwill impairment charge, we reported a loss of $30.6 million for the year. However, net interest income increased nearly 3 percent to $38.1 million from $37.0 million and non-interest income was $9.3 million. Net income excluding the goodwill impairment charge was a positive $2.5 million.

US Treasury Program: Many shareholders also have been asking about the so-called bank bailouts. The official name for this U.S. Treasury funding is the Capital Purchase Program (CPP). The CPP was offered to strengthen already healthy institutions. During the fourth quarter of 2008, we were approved for and received $30.3 million from the CPP. We already met the regulatory requirements for being “well capitalized”, but felt it was prudent to have the additional capital and liquidity during this recessionary period. This was neither a bailout nor free. The preferred stock includes an annual dividend payment to the Treasury of 5 percent, or $1.5 million, and must be paid back.

Looking Ahead: With approximately 1,500 shareholders and more than 100,000 customers throughout Missouri, served by 370 employees and 25 branches, Hawthorn is an integral part of our communities. Our company reflects strong Midwestern values. As a result, we have avoided many of the issues plaguing the financial world. We have not participated in the exotic lending or investment products that have triggered the financial crisis. Since our founding in the 19th century, our bank and our customers have worked together through the Panic of 1907, The Great Depression, the recession of the early 1980s and several recessions in between. As troubling as this recession may appear, we will again work through it together. We must keep in mind that economic ups and downs are always temporary. Additional financial information may be retrieved at www.HawthornBancshares.com.

We appreciate your support and remain committed to continuing to serve our customers’ banking needs and enhancing shareholder value. If you have any questions, please feel free to contact Kathleen Bruegenhemke, Investor Relations at (573) 761-6179.

Sincerely,

James E. Smith

Chairman & Chief Executive Officer